                                 EXHIBIT 4(D)

                                 VOXWARE, INC.
                 1998 STOCK OPTION PLAN FOR OUTSIDE DIRECTORS


1. PURPOSE.

   The purpose of this 1998 Stock Option Plan for Outside Directors
(the "Plan") of Voxware, Inc. (the "Corporation") is to enable the Corporation to compensate eligible directors of the Corporation and to encourage the highest level of performance by providing such persons with a proprietary interest in the Corporation's success and progress by granting them shares of the Corporation's Common Stock, par value $.001 per share ("Common Stock").

2. ADMINISTRATION OF THE PLAN

   The Plan will be administered by the Board or a committee (the "Committee") consisting of at least two directors appointed by and serving at the pleasure of the Board (or, if there is only one director, the Committee shall consist of the sole director). Subject to the provisions of the Plan, the Board or the Committee, as the case may be, acting in its sole and absolute discretion, will have full power and authority to interpret the provisions of the Plan, to fix and interpret the provisions of option agreements made under the Plan, to supervise the administration of the Plan, and to take such other action as may be necessary or desirable in order to carry out the provisions of the Plan. A majority of the members of the Committee will constitute a quorum. The Committee may act by the vote of a majority of its members present at a meeting at which there is a quorum or by unanimous written consent. The decision of the Board or the Committee, as the case may be, as to any disputed question, including questions of construction, interpretation and administration, will be final and conclusive on all persons. The Committee will keep a record of its proceedings and acts and will keep or cause to be kept such books and records as may be necessary in connection with the proper administration of the Plan.

3.  ELIGIBILITY AND ISSUANCES.

    (a) Eligibility. Directors of the Corporation who (i) are neither officers nor employees nor consultants of the Corporation or any of its subsidiaries (other than the Chairman of the Board of Directors of the Corporation, if any, who shall be eligible if he is not otherwise an officer, employee or consultant of the Corporation) and (ii) are not affiliated with any person referred to in
(i) above ("outside directors") shall be eligible to receive options to purchase Common Stock under the Plan.

(b) Issuances

    (i) Each outside director shall be issued an option to purchase 30,000 shares of the Corporation's Common Stock (the "Initial Option") on the date of his initial election or appointment to the Board of Directors (the "Initial Grant Date"); provided that, all outside directors elected at the 1998 Annual Meeting of Stockholders of the Corporation shall receive the Initial Option on the date of such meeting whether or not such persons served on the Board of Directors prior to such Meeting, on the following terms:

       (a) The option exercise price per share of Common Stock shall be the Fair Market Value (as defined below) of the Common Stock covered by such Initial Option on the Initial Grant Date.

       (b) Except as provided herein, the term of an Initial Option shall be for a period of ten (10) years from the Initial Grant Date.

    (ii) In addition, each outside director shall, on the date of his re-election to the Board of Directors by the stockholders of the Corporation (the "Additional Grant Date"), if he is still an outside director on such date and has been an outside director for at least six months and has attended, either in person or by telephone, at least seventy-five percent (75%) of the meetings of the Board of Directors that were held while he was a director in the just completed calendar year, be granted an option to purchase 10,000 shares of Common Stock (the "Additional Option" and, together with the Initial Option, an "Option") on the following terms:

       (a) The option exercise price per share of Common Stock shall be the Fair Market Value (as defined below) of the Common Stock covered by such Additional Option on the Additional Grant Date.

       (b) Except as provided herein, the term of an Additional Option shall be for a period of ten (10) years from the Additional Grant Date.

   (iii) "Fair Market Value" shall mean, for each Initial Grant Date or Additional Grant Date (collectively, a "Grant Date"), (A) if the Common Stock is listed or admitted to trading on the New York Stock Exchange (the "NYSE") or the American Stock Exchange (the "ASE"), the last reported sale price of the Common Stock on such date or, if no sale takes place on such date, the closing asked prices of the Common Stock on such exchange as of such date, in each case as officially reported on the NYSE or the ASE, or (B) if no shares of Common Stock are then listed or admitted to trading on the NYSE or the ASE, the last reported sales price of the Common Stock on such date on the NASDAQ National Market System ("NASDAQ") or, if no shares of Common Stock are then quoted on NASDAQ, the average of the closing bid and the highest asked prices of the Common Stock on such date on NASDAQ, or, if no shares of Common Stock are then quoted on NASDAQ, the average of the highest bid and the lowest asked prices of the Common Stock on such date as reported on the over-the-counter system. If no closing bid and lowest asked prices thereof are then so quoted or published in the over-the-counter market, "Fair Market Value" shall mean the fair value per share of Common Stock determined in good faith by the Board.

    (iv) Options granted hereunder shall not be "incentive stock options" within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended.


4.  REGULATORY COMPLIANCE AND LISTING.

    The issuance or delivery of any Option may be postponed by the Corporation, for such period as may be required to comply with the Federal securities laws, state "blue sky" laws, any applicable listing requirements of any applicable securities exchange and any other law or regulation applicable to the issuance or delivery of such Options and the Corporation shall not be obligated to issue or deliver any Options if the issuance or delivery of such Options would constitute a violation of any law or any regulation of any governmental authority or applicable securities exchange.

5.  RESTRICTIONS ON EXERCISABILITY.

    (c) Except as provided in Section 5(b) below, each Option granted under the Plan may be exercisable as to one-twelfth of the shares issuable under such Option on the last day of each of the next 12 three-month periods following the Grant Date of such Option.

    (d) If any event constituting a "Change in Control of the Corporation" shall occur, all Options granted under the Plan, which are outstanding at the time a Change of Control of the Corporation shall occur, shall immediately become exercisable. A "Change in Control of the Corporation" shall be deemed to occur if (i) there shall be consummated (x) any consolidation or merger of the Corporation in which the Corporation is not the continuing or surviving corporation or pursuant to which shares of the Corporation's Common Stock would be converted into cash, securities or other property, other than a merger of the Corporation in which the holders of the Corporation's Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Corporation, or
(ii) the stockholders of the Corporation shall approve any plan or proposal for liquidation or dissolution of the Corporation, or (iii) any person (as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of more than 50% of the Corporation's outstanding Common Stock other than pursuant to a plan or arrangement entered into by such person and the Corporation, or (iv) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire

Board of Directors shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Corporation's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.


12.  CESSATION AS DIRECTOR.

     In the event that the holder of an Option granted pursuant to the Plan shall cease to be a director of the Corporation for any reason, such holder may exercise any portion of such Option that is exercisable by him at the time he ceases to be a director of the Corporation, but only to the extent such Option is exercisable as of such date, within six months after the date he ceases to be a director of the Corporation.


13.  DEATH.

     In the event that a holder of an Option granted pursuant to the Plan shall die, his beneficiary may exercise any portion of such Option that was exercisable by the deceased Optionee at the time of his death, but only to the extent such Option is exercisable as of such date, within twelve months after the date of his death.


14.  STOCK SPLITS, MERGERS, ETC.

     In the event of any stock split, stock dividend or similar transaction which increases or decreases the number of outstanding shares of Common Stock, appropriate adjustment shall be made by the Board, whose determination shall be final, to the number and option exercise price per share of Common Stock which may be purchased under any outstanding Options. In the case of a merger, consolidation or similar transaction which results in a replacement of the Corporation's Common Stock and stock of another corporation but does not constitute a Change in Control of the Corporation, the Corporation will make a reasonable effort, but shall not be required, to replace any outstanding Options granted under the Plan with comparable options to purchase the stock of such other corporation, or will provide for immediate maturity of all outstanding Options, with all Options not being exercised within the time period specified by the Board of Directors being terminated.


15.  TRANSFERABILITY.

     Options are not assignable or transferable, except by will or the laws of descent and distribution to the extent set forth in Section 7 and during a director's lifetime may be exercised only by him.

16.  EXERCISE OF OPTIONS.

     An optionholder electing to exercise an Option shall give written notice to the Corporation of such election and of the number of shares of Common Stock that he has elected to acquire. An optionholder shall have no rights of a stockholder with respect to shares of Common Stock covered by his Option until after the date of issuance of a stock certificate to him upon partial or complete exercise of his option.


17.  PAYMENT.

     The Option exercise price shall be payable in cash, check or in shares of Common Stock upon the exercise of the Option. If the shares of Common Stock are tendered as payment of the Option exercise price, the value of such shares shall be the Fair Market Value as of the date of exercise. If such tender would result in the issuance of fractional shares of Common Stock, the Corporation shall instead return the difference in cash or by check to the employee.


18.  TERM OF PLAN.

     The Plan shall be effective as of the date on which it is approved by the stockholders of the Corporation. The Plan shall terminate 10 years from such date, and no Option shall be granted pursuant to the Plan after that date.


19.  OBLIGATION TO EXERCISE OPTION.

     The granting of an Option shall impose no obligation on the director to exercise such Option.


20.  CONTINUANCE AS DIRECTOR.

     Nothing in the Plan shall be deemed to create any obligation on the part of the Board to nominate any director for reelection by the Corporation's stockholders.


21.  AMENDMENT OF THE PLAN.

     The Board may at any time and from time to time alter, amend, suspend or terminate the Plan in whole or in part, provided, however, that any amendment which must be approved by the stockholders of the Corporation under any applicable law, rule or regulation (including NASDAQ requirements) shall not be effective unless and until such stockholder approval has been obtained in compliance with such rule or law.


22.  WITHHOLDING OF TAXES.

     The Corporation shall have the right, prior to the delivery of any certificate evidencing shares of Common Stock to be issued pursuant to an Option, to require the exercising outside director to remit to the Corporation an amount in cash sufficient to satisfy any Federal, state, or local tax withholding requirements.